Exhibit (10)B

TARGET CORPORATION

LONG-TERM INCENTIVE PLAN

(As amended and restated effective June 8, 2011)

ARTICLE I

ESTABLISHMENT OF THE PLAN

1.1                                 PLAN NAME.  This plan is known as the “Target Corporation Long-Term Incentive Plan” (hereinafter called the “Plan”).

1.2                                 PURPOSE.  The purpose of the Plan is to advance the performance and long-term growth of the Company by offering long-term incentives to directors and employees of the Company and its Subsidiaries and such other Participants who the Plan Committee determines will contribute to such performance and growth inuring to the benefit of the shareholders of the Company.  This Plan is also intended to facilitate recruiting and retaining personnel of outstanding ability.

ARTICLE II

DEFINITIONS

2.1                                 AWARD.  An “Award” is a grant of Stock Options, Stock Appreciation Rights, Dividend Equivalents, Performance Awards, Restricted Stock or Restricted Stock Units under the Plan.

2.2                                 BOARD.  The “Board” is the Board of Directors of the Company.

2.3                                 CASH PROCEEDS.  “Cash Proceeds” means the cash actually received by the Company for the purchase price payable upon exercise of a Stock Option plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Stock Options, which tax benefit shall be determined by multiplying (a) the amount that is deductible as a result of any such Stock Option exercise (currently equal to the amount upon which the Participant’s tax withholding obligation is calculated), times (b) the maximum federal corporate income tax rate for the year of exercise.  To the extent a Participant pays the exercise price and/or withholding taxes with shares, Cash Proceeds shall not be calculated with respect to the amounts so paid.

2.4                                 CHANGE IN CONTROL.  “Change in Control” means, unless otherwise provided in an Award agreement, one of the following:

(a)                                  Individuals who are Continuing Directors cease for any reason to constitute 50% or more of the directors of the Company; or

(b)                                 30% or more of the outstanding voting power of the Voting Stock of the Company is acquired or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any Person, other than an entity resulting from a Business Combination in which clauses (x) and (y) of Section 2.4(c) apply; or

(c)                                the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no Person beneficially owns, directly or indirectly, 30% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity); or

(d)                                 approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Section 409A of the Code, and if that Award provides for a change in the time or form of payment upon a Change in Control, then, solely for purposes of applying such change in the time or form of payment provision, a Change in Control shall be deemed to have occurred upon an event described in Section 2.4 only if the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

2.5                                 CODE.  The “Code” is the Internal Revenue Code of 1986, as amended, and rules and regulations thereunder, as now in force or as hereafter amended.

2.6                                 COMPANY.  The “Company” is Target Corporation, a Minnesota corporation, and any successor thereof.

2.7                                 COMMON STOCK.  “Common Stock” is the common stock, $.0833 par value per share (as such par value may be adjusted from time to time) of the Company.

2.8                                 DATE OF GRANT.  The “Date of Grant” of an Award is the date designated in the resolution by the Plan Committee as the date of an Award, which shall not be earlier than the date of the resolution and action thereon by the Plan Committee.  In the absence of a designated date or a fixed method of computing such date being specifically set forth in the Plan Committee’s resolution, then the Date of Grant shall be the date of the Plan Committee’s resolution or action.

2.9                                 DIVIDEND EQUIVALENT.  A “Dividend Equivalent” is a right to receive an amount equal to the regular cash dividend paid on one share of Common Stock.  Dividend Equivalents may only be granted in connection with the grant of an Award that is based on but does not consist of shares of Common Stock (whether or not restricted).  The number of Dividend Equivalents so granted shall not exceed the number of related stock-based rights.  (For example, the number of Dividend Equivalents granted in connection with a grant of Stock Appreciation Rights may equal the number of such Stock Appreciation Rights, even though the number of shares actually paid upon exercise of those Stock Appreciation Rights necessarily will be less than the number of Stock Appreciation Rights and Dividend Equivalents granted.)  Dividend Equivalents shall be subject to such terms and conditions as may be established by the Plan Committee, but they shall expire no later than the date on which their related stock-based rights are either exercised, expire or are forfeited (whichever occurs first).  The amounts payable due to a grant of Dividend Equivalents may be paid in cash, either currently or deferred, or converted into shares of Common Stock, as determined by the Plan Committee.

2.10                         EXCHANGE ACT.  The “Exchange Act” is the Securities Exchange Act of 1934, as amended, and rules and regulations thereunder, as now in force or as hereafter amended.

2.11                         FAIR MARKET VALUE.

(a)                                  Solely for purposes of determining the exercise price of a Stock Option or Stock Appreciation Right, “Fair Market Value” of a share of Common Stock on any date is the Volume Weighted Average Price for such stock as reported for such stock by Bloomberg L.P. on such date, or in the absence of such report the Volume Weighted Average Price for such stock as reported for such stock by the New York Stock Exchange on such date or, if no sale has been recorded by Bloomberg L.P. or the New York Stock Exchange on such date, then on the last preceding date on which any such sale shall have been made in the order of primacy indicated above.

(b)                                 For all other purposes of the Plan, “Fair Market Value” of a share of Common Stock shall be the amount determined by the Company using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

2.12                           INCENTIVE STOCK OPTIONS.  An “Incentive Stock Option” is a Stock Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.13                           NON-QUALIFIED OPTIONS.  A “Non-Qualified Option” is a Stock Option that is not intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.14                           PARTICIPANT.  A “Participant” is a person who has been designated as such by the Plan Committee and granted an Award under this Plan pursuant to Article III hereof.

2.15                           PERFORMANCE GOALS.  “Performance Goals” are the performance conditions, if any, established pursuant to Section 4.1 hereof by the Plan Committee in connection with an Award.

2.16                           PERFORMANCE PERIOD.  The “Performance Period” with respect to a Performance Award is a period of not less than one calendar year or one fiscal year of the Company, beginning not earlier than the year in which such Performance Award is granted, which may be referred to herein and by the Plan Committee by use of the calendar or fiscal year in which a particular Performance Period commences.

2.17                           PERFORMANCE AWARD.  A “Performance Award” is any of: a number of shares of Common Stock subject to Performance Goals (“Performance Shares”), a right to receive a number of shares of Common Stock subject to Performance Goals (“Performance Share Units”), or a cash amount subject to Performance Goals (“Performance Units”), determined (in all cases) in accordance with Article IV of this Plan based on the extent to which the applicable Performance Goals are achieved.  A Performance Award shall be of no value to a Participant unless and until earned in accordance with Article IV hereof.

2.18                           PLAN COMMITTEE.  The “Plan Committee” is the committee described in Section 8.1 hereof.

2.19                           PLAN YEAR.  The “Plan Year” shall be a fiscal year of the Company falling within the term of this Plan.

2.20                           RESTRICTED STOCK.  “Restricted Stock” is Common Stock granted subject to terms and conditions, including a risk of forfeiture, established by the Plan Committee pursuant to Article VI of this Plan.

2.21                           RESTRICTED STOCK UNIT.  A “Restricted Stock Unit” is a right to receive one share of Common Stock at a future date that has been granted subject to terms and conditions, including a risk of forfeiture, established by the Plan Committee pursuant to Article VI of this Plan.

2.22                           STOCK APPRECIATION RIGHT.  A “Stock Appreciation Right” is a right to receive, upon exercise of that right, an amount, which may be paid in cash, shares of Common Stock or a combination thereof in the discretion of the Plan Committee, equal to the difference between the Fair Market Value of one share of Common Stock as of the date of exercise and the exercise price for that right as determined by the Plan Committee on or before the Date of Grant.  Stock Appreciation Rights may be granted in tandem with Stock Options or other Awards or may be freestanding.

2.23                           STOCK OPTION.  A “Stock Option” is a right to purchase from the Company at any time not more than ten years following the Date of Grant, one share of Common Stock for an exercise price not less than the Fair Market Value of a share of Common Stock on the Date of Grant, subject to such terms and conditions established pursuant to Article V hereof.  Stock Options may be either Non-Qualified Options or Incentive Stock Options.

2.24                           SUBSIDIARY CORPORATION.  The terms “Subsidiary” or “Subsidiary Corporation” mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, in which each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain as determined at the point in time when reference is made to such “Subsidiary” or “Subsidiary Corporation” in this Plan.

2.25                           CONTINUING DIRECTOR.  “Continuing Director” means an individual (a) who is, as of the effective date of the Plan, a director of the Company, or (b) who becomes a director of the Company after the effective date hereof and whose initial appointment, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors; provided, however, that any individual whose initial assumption of office occurs as a result of either an actual or threatened contested election by any Person (other than the Board) seeking the election of such nominee in which the number of nominees exceeds the number of directors to be elected shall not be a Continuing Director.

2.26                           PERSON.  “Person”, as used in Sections 2.4 and 2.25, means any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any affiliate or associate (as defined in Rule 14a-1(a) of the Exchange Act) of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company.

2.27                           VOTING STOCK.  “Voting Stock” means all then-outstanding capital stock of the Company entitled to vote generally in the election of directors of the Company.

ARTICLE III

GRANTING OF AWARDS TO PARTICIPANTS

3.1                                 ELIGIBLE PARTICIPANTS.  Awards may be granted by the Plan Committee to any employee of the Company or a Subsidiary Corporation, including any employee who is also a director of the Company or a Subsidiary Corporation.  Awards other than grants of Incentive Stock Options may also be granted to (a) a director of the Company who is not an employee of the Company or a Subsidiary Corporation and (b) any individual or entity, other than an employee, who provides services to the Company or a Subsidiary Corporation in the capacity of an advisor or consultant. References in this Plan to “employment” and similar terms (except “employee”) shall include the providing of services in the capacity of a director, advisor or consultant, and references to termination of employment shall mean termination of the relationship (employee, director, advisor or consultant) under which the Award was granted, even if the person continues in another relationship. A person who has been engaged by the Company for employment shall be eligible for Awards other than Incentive Stock Options, provided such person actually reports for and commences such employment within 90 days after the Date of Grant.  Incentive Stock Options may be granted only to individuals who are employees on the Date of Grant.

3.2                                 DESIGNATION OF PARTICIPANTS.  At any time and from time to time during the Plan Year, the Plan Committee may designate the employees of the Company and its Subsidiaries and other Participants eligible for Awards.

3.3                                 ALLOCATION OF AWARDS.  Contemporaneously with the designation of a Participant pursuant to Section 3.2 hereof, the Plan Committee shall determine the size, type and Date of Grant for each Award, taking into consideration such factors as it deems relevant, which may include the following:

(a)                                  the total number of shares of Common Stock available for Awards under the Plan;

(b)                               the work assignment or the position of the Participant and its sensitivity and/or impact in relationship to the profitability and growth of the Company and its Subsidiaries; and

(c)                                  the Participant’s performance in reference to such factors.

The Plan Committee may grant a Participant only one type of Award or it may grant any combination of Awards in whatever relationship one to the other, if any, as the Plan Committee in its discretion so determines.

3.4                                 NOTIFICATION TO PARTICIPANTS AND DELIVERY OF DOCUMENTS.  As soon as practicable after such determinations have been made, each Participant shall be notified of (a) his/her designation as a Participant, (b) the Date of

Grant, (c) the number and type of Awards granted to the Participant, (d) in the case of Performance Awards, the Performance Period and Performance Goals, and (e) in the case of Restricted Stock or Restricted Stock Units, the Restriction Period. The Participant shall thereafter be supplied with written evidence of any such Awards.

ARTICLE IV

PERFORMANCE AWARDS

4.1                                 ESTABLISHMENT OF PERFORMANCE GOALS.  Performance Goals applicable to a Performance Award shall be established by the Plan Committee in its absolute discretion on or before the Date of Grant and not more than a reasonable period of time after the beginning of the relevant Performance Period.  Such Performance Goals may include or be based upon any one or more of the following criteria:  net sales; comparable store sales; total revenue; gross margin rate; selling, general and administrative expense rate; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; earnings before taxes; net earnings; earnings per share; Target Corporation share price; total shareholder return; return on equity; return on sales; return on assets; return on invested capital; cash flow return on investment; economic value added; credit card segment profitability; credit card segment pre-tax return on invested capital; credit card spread to LIBOR; operating cash flow; free cash flow; working capital; interest coverage; net debt to earnings before interest, taxes, depreciation, amortization and rent expense ratio; debt leverage; and total net debt.  Performance Goals may be absolute in their terms or be measured against or in relationship to the performance of other companies or indices, whether comparably, similarly or otherwise situated to the Company.  Performance Goals may be based on the Company’s consolidated results or the results of any segment or other subset of the Company’s business, and may be calculated in accordance with generally accepted accounting principles or any other management accounting principle.  At any time prior to distribution of a Performance Award, the Plan Committee may, in its sole discretion, modify the Performance Goals applicable to such Performance Award if it determines that unforeseen events have occurred which have had a substantial effect on the Performance Goals and such unforeseen events would otherwise make application of the original Performance Goals unfair; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any Participant who is a “covered employee” within the meaning of Code Section 162(m).

4.2                                 LEVELS OF PERFORMANCE REQUIRED TO EARN PERFORMANCE AWARDS.  At or about the same time that Performance Goals are established for a specific period, the Plan Committee shall in its absolute discretion establish the percentage of the Performance Awards granted for such Performance Period which shall be earned by the Participant for various levels of performance measured in relation to achievement of Performance Goals for such Performance Period.

4.3                                 OTHER RESTRICTIONS.  The Plan Committee shall determine the terms and conditions applicable to any Performance Award, which may include restrictions on the delivery of Common Stock payable in connection with the Performance Award and restrictions that could result in the future forfeiture of all or part of any Common Stock earned. The Plan Committee may provide that shares of Common Stock issued in connection with a Performance Award be held in escrow and/or legended.

4.4                               NOTIFICATION TO PARTICIPANTS.  Promptly after the Plan Committee has established or modified the Performance Goals with respect to a Performance Award, the Participant shall be provided with written notice of the Performance Goals so established or modified.

4.5                               MEASUREMENT OF PERFORMANCE AGAINST PERFORMANCE GOALS.  The Plan Committee shall, as soon as practicable after the close of a Performance Period, determine:

(a)                                  the extent to which the Performance Goals for such Performance Period have been achieved; and

(b)                                 the percentage of the Performance Awards earned as a result.

Notwithstanding the foregoing, if and to the extent the applicable Performance Award agreement permits, the Plan Committee may, in its sole discretion, reduce the percentage of any Performance Award otherwise determined for a Performance Period, and such reduced percentage shall be the amount earned by the Participant. All determinations of the Plan Committee shall be absolute and final as to the facts and conclusions therein made and be binding on all parties. Promptly after the Plan Committee has made the foregoing determination, each Participant who has earned Performance Awards shall be notified, in writing thereof. For all purposes of this Plan, notice shall be deemed to have been given the date action is taken by the Plan Committee making the determination.  Participants may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of all or any portion of their Performance Awards during the Performance Period, except that Performance Awards may be transferable by assignment by a Participant to the extent provided in the applicable Performance Award agreement.

4.6                               TREATMENT OF PERFORMANCE AWARDS EARNED.  Upon the Plan Committee’s determination that a percentage of any Performance Awards have been earned for a Performance Period, Participants to whom such earned Performance Awards have been granted and who have been (or were) in the employ of the Company or a Subsidiary thereof continuously from the Date of Grant, subject to the exceptions set forth at Section 4.9 and Section 4.10 hereof, shall be entitled, subject to the other conditions of this Plan, to payment in accordance with the terms and conditions of their Performance Awards.  Such terms and conditions may permit or require that any applicable tax withholding be deducted from the amount payable.  Performance Awards shall under no circumstances become earned or have any value whatsoever for any Participant who is not in the employ of the Company or its Subsidiaries continuously during the entire Performance Period for which such Performance Award was granted, except as provided at Section 4.9 or Section 4.10 hereof.

4.7                                 DISTRIBUTION.  Distributions payable pursuant to Section 4.6 above shall be made as soon as practicable after the Plan Committee determines the Performance Awards have been earned unless the provisions of Section 4.8 hereof are applicable to a Participant.

4.8                                 DEFERRAL OF RECEIPT OF PERFORMANCE AWARD DISTRIBUTIONS.  With the consent of the Plan Committee, a Participant who has been granted a Performance Award may by compliance with the then applicable procedures under the Plan irrevocably elect in writing to defer receipt of all or any part of any distribution associated with that Performance Award.  The terms and conditions of any such deferral, including but not limited to, the period of time for, and form of, election; the manner and method of payout; the plan and form in which the deferred amount shall be held; the interest equivalent or other payment that shall accrue pending its payout; and the use and form of Dividend Equivalents in respect of stock-based units resulting from such deferral, shall be as determined by the Plan Committee.  The Plan Committee may, at any time and from time to time, but prospectively only, amend, modify, change, suspend or cancel any and all of the rights, procedures, mechanics and timing parameters relating to such deferrals. An election made prior to December 31, 2008 to defer receipt of any distribution associated with a Performance Award relating to Performance Periods ending after December 31, 2004 is subject to the provisions of Appendix A.

4.9                                 NON-DISQUALIFYING TERMINATION OF EMPLOYMENT.  Except for Section 4.10 hereof, the only exceptions to the requirement of continuous employment during a Performance Period for Performance Award distribution are termination of a Participant’s employment by reason of death (in which event the Performance Award may be transferable by will or the laws of descent and distribution only to such Participant’s beneficiary designated to receive the Performance Award or to the Participant’s applicable legal representatives, heirs or legatees), total and permanent disability, with the consent of the Plan Committee, normal or late retirement or early retirement, with the consent of the Plan Committee, or transfer of an executive in a spin-off, with the consent of the Plan Committee, occurring during the Performance Period applicable to the subject Performance Award. In such instance a distribution of the Performance Award shall be made at the end of the Performance Period, and the percentage of the total Performance Award that would have been earned during the Performance Period shall be earned and paid out; provided, however, in a spin-off situation the Plan Committee may set additional conditions, such as, without limiting the generality of the foregoing, continuous employment with the spin-off entity. If a Participant’s termination of employment does not meet the criteria set forth above, but the Participant had at least 15 years of employment with the Company or a Subsidiary or any combination thereof, the Plan Committee may allow distribution of the percentage (or a portion thereof) of the total Performance Award that is earned for the Performance Period, subject to any conditions that the Plan Committee shall determine.

4.10                           CHANGE IN CONTROL.  In the event of a Change in Control, the Performance Period shall be deemed to have ended and a pro rata portion of all outstanding Performance Awards under the Plan shall be deemed to have been earned. Specifically, the pro rata amount earned shall be determined by multiplying 100% of each Performance Award by a fraction, the numerator of which shall be the number of months that have elapsed in the applicable Performance Period prior to the Change in Control and the denominator of which shall be the total number of months in the Performance Period. Distribution of the amount deemed earned shall be made within ten days after the Change in Control or later if so provided in the applicable Award agreement, a related deferral election or, if applicable, Appendix A.

ARTICLE V

STOCK OPTIONS AND

STOCK APPRECIATION RIGHTS

5.1                               NON-QUALIFIED OPTION.  Non-Qualified Options granted under the Plan are Stock Options that are not intended to be Incentive Stock Options under the provisions of Section 422 of the Code. Non-Qualified Options shall be evidenced by written agreements in such form and not inconsistent with the Plan as the Plan Committee shall in its sole discretion approve from time to time, which agreements shall specify the number of shares to which they pertain and the purchase price of such shares.

5.2                               INCENTIVE STOCK OPTION.  Incentive Stock Options granted under the Plan are Stock Options that are intended to be “incentive stock options” under Section 422 of the Code, and the Plan shall be administered, except with respect to the right to exercise options after termination of employment, to qualify Incentive Stock Options issued hereunder as incentive stock options under Section 422 of the Code. An Incentive Stock Option shall not be granted to an employee who owns, or is deemed under Section 424(d) of the Code to own, stock of the Company (or of any parent or Subsidiary of the Company) possessing more than 10% of the total combined voting power of all classes of stock therein. The aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all incentive stock option plans of the Company or any parent or Subsidiary of the Company) shall not exceed $100,000. Incentive Stock Options shall be evidenced by written agreements in such form and not inconsistent with the Plan as the Plan Committee shall in its sole discretion approve from time to time, which agreements shall specify the number of shares to which they pertain and the purchase price of such shares.

5.3                           OPTION TERMS.  Stock Options granted under this Plan shall be subject to the following terms and conditions:

(a)                                  Option Period.  Each Stock Option shall expire and all rights to purchase shares thereunder shall cease not more than ten years after its Date of Grant or on such date prior thereto as may be fixed by the Plan Committee, or on such other date as is provided by this Plan in the event of termination of employment, death or reorganization.  No Stock Option shall permit the purchase of any shares thereunder during the first year after its Date of Grant, except as provided in Section 5.5 hereof or as otherwise determined by the Plan Committee.

(b)                                 Exercise Price.  The purchase price per share payable upon exercise of a Stock Option shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the Stock Option.

(c)                                Transferability and Termination of Options.  During the lifetime of an individual to whom a Stock Option is granted, the Stock Option may be exercised only by such individual and only while such individual is an employee of the Company or a Subsidiary and only if the Participant has been continuously so employed by any one or combination thereof since the Date of Grant of the Stock Option, provided, however, that if the employment of such Participant by the Company or a Subsidiary Corporation terminates, the Stock Option may additionally be exercised as follows, or in any other manner provided by the Plan Committee, but in no event later than ten years after the Date of Grant of the Stock Option, except as set forth in (ii) and (v) below:

(i)

If a Participant’s termination of employment occurs by reason of normal or late retirement under any retirement plan of the Company or its Subsidiaries, such Participant’s Stock Options may be exercised within five years after the date of such termination of employment. If a Participant’s termination of employment occurs by reason of early retirement under any retirement plan of the Company or its Subsidiaries, or by reason of the transfer of a Participant in a spin-off, or by reason of total and permanent disability, as determined by the Plan Committee, without retirement, then such Participant’s Stock Options shall be exercisable for a period of up to five years after the date of such termination of employment if the Plan Committee consents to such an extension. During the extension period, the right to exercise Stock Options, if any, accruing in installments, shall continue unless the Plan Committee provides otherwise; provided, however, that if the Stock Options are Incentive Stock Options all installments shall be immediately exercisable; and provided further, that the Plan Committee may set additional conditions, such as, without limiting the generality of the foregoing, an agreement to not provide services to a competitor of the Company and its Subsidiaries and/or continuous employment with a spin-off entity.

(ii)

If a Participant’s termination of employment occurs by reason of death, then such Participant’s outstanding Stock Options shall all become immediately exercisable and may be exercised within five years after the date of death or the life of the option, whichever is less, but in the case of Non-Qualified Options in no event less than one year after the date of death, unless the Plan Committee provides otherwise.

(iii)                               If a Participant’s termination of employment occurs for any reason other than as specified in Section 5.3(c)(i) or (ii) hereof, the Participant has been employed by the Company or a Subsidiary or any combination for more than 15 years, and if the Plan Committee so approves, then such Participant’s Stock Options may be exercised within a period of up to five years after the date of termination of employment.  During the extension period, the right to exercise options, if any, accruing in installments shall continue unless the Plan Committee provides otherwise; provided, however, the Plan Committee may set additional conditions.

(iv)                              If a Participant’s termination of employment occurs for any reason other than as specified in Section 5.3(c)(i) or (ii) hereof and the Plan Committee has not approved an extension, then, except as provided below and only with respect to installments that have as of the date of termination already accrued, such Participant’s Stock Options may be exercised within ninety days after the date of such termination of employment except in the case of Participants who would at the time be subject to the provisions of Section 16(b) of the Exchange Act, in which instance the period of exercise shall be two hundred ten days after termination.  Notwithstanding the foregoing, those Participants whose employment is terminated because of deliberate and serious disloyal or dishonest conduct in the course of employment that justifies and results in prompt discharge for specific cause under the established policies and practices of the Company as interpreted by the Plan Committee shall have no additional period after termination of employment in which to exercise their options. Examples of such deliberate and serious disloyal or dishonest conduct would include material unlawful conduct, material and conscious falsification or unauthorized disclosure of important records, embezzlement or unauthorized conversion of property, serious violation of conflict of interest or vendor relations policies, and misuse or disclosure of significant trade secrets or other information likely to be of use to the detriment of the Company or its interests.

(v)                                 Rights accruing to a Participant under Sections 5.3(c)(i), 5.3(c)(iii) and 5.3(c)(iv) may, upon the death of a Participant subsequent to his/her termination of employment, be exercised by his/her duly designated beneficiary or otherwise by his/her applicable legal representatives, heirs or legatees to the extent vested in and unexercised or perfected by the Participant at the date of his/her death.  In the case of Non-Qualified Options, the period for such exercise shall not expire less than one year after the date of the Participant’s death, unless the Plan Committee provides otherwise.

(vi)                              Absence on a leave of absence approved by the Plan Committee shall not be deemed a termination or interruption of continuous employment for the purposes of the Plan.

No Stock Option shall be assignable or transferable by the individual to whom it is granted, except that it may be transferable (X) by assignment by the Participant to the extent provided in the applicable option agreement (or as subsequently allowed by the Plan Committee), or (Y) by will or the laws of descent and distribution in accordance with the provisions of this Plan.  Upon the death of the Participant an option may only be exercised by such individual’s beneficiary designated to exercise the option or otherwise by his/her applicable legal representatives, heirs or legatees, and only within the specific time period set forth above and only to the extent vested in and unexercised by the Participant at the date of his/her death, except as provided in Section 5.3(c)(ii).

In no event, whether by the Participant directly or by his/her proper assignee or beneficiary or other representative, shall any option be exercisable at any time after its expiration date as stated in the option agreement, except as provided in Section 5.3(c)(ii) and (v).  When an option is no longer exercisable it shall be deemed for all purposes and without further act to have lapsed and terminated.  The Plan Committee may, in its sole discretion, determine solely for the purposes of the Plan that a Participant is permanently and totally disabled, and the acts and decisions of the Plan Committee made in good faith in relation to any such determination shall be conclusive upon all persons and interests affected thereby.

(d)                                 Exercise of Options.  An individual entitled to exercise Stock Options may, subject to their terms and conditions and the terms and conditions of the Plan, exercise them in whole or in part by delivery of written notice of exercise to the Company at its principal office or such other manner as the Company may direct, specifying the number of whole shares of Common Stock with respect to which the Stock Options are being exercised.  Before shares may be issued, payment must be made in full, in legal United States tender, in the amount of the purchase price of the shares to be purchased at the time and any amounts for withholding as provided in Section 10.8 hereof; provided, however, in lieu of paying for the exercise price in cash as described above, the individual may pay (subject to such conditions and procedures as the Plan Committee may establish) all or part of such exercise price by tendering (either actually or by attestation) owned and unencumbered shares of Common Stock acceptable to the Plan Committee and having a Fair Market Value on the date of exercise of the Stock Options equal to or less than the exercise price of the Stock Options exercised, with cash, as set forth above, for the remainder, if any, of the purchase price; provided, further, that the Plan Committee may permit a Participant to elect to pay the exercise price by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Options and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.  Subject to rules established by the Plan Committee, the withholdings required by Section 10.8 hereof may be satisfied by the Company withholding shares of Common Stock issued on exercise that have a Fair Market Value on the date of exercise of the Stock Options equal to or less than the withholding required by Section 10.8 hereof.

(e)                                  Repricing Prohibited.  Subject to Sections 5.5, 7.3 and 10.7, outstanding Stock Options granted under this Plan shall not be repriced.

5.4                             STOCK APPRECIATION RIGHTS.  Stock Appreciation Rights may be granted to Participants either alone (“freestanding”) or in tandem with other Awards, including Performance Awards, Stock Options and Restricted Stock.  Stock Appreciation Rights granted in tandem with Incentive Stock Options must be granted at the same time as the Incentive Stock Options are granted.  Stock Appreciation Rights granted in tandem with any other Award may be granted at any time prior to the earlier of the exercise or expiration of such Award.  Stock Appreciation Rights granted in tandem with Stock Options shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Options.  The Plan Committee shall establish the terms and conditions applicable to any Stock Appreciation Rights, which terms and conditions need not be uniform but may not be inconsistent with the terms of the Plan.  Freestanding Stock Appreciation Rights shall generally be subject to terms and conditions substantially similar to those described in Section 5.3 for Stock Options, including the requirements of 5.3(a), (b) and (e) regarding the maximum period, minimum price and prohibition on repricing.

5.5                               CHANGE IN CONTROL.  In the event of a Change in Control:

(a)                                If the Company is the surviving entity and any adjustments necessary to preserve the value of the Participant’s outstanding Stock Options and Stock Appreciation Rights have been made, or the Company’s successor at the time of the Change in Control irrevocably assumes the Company’s obligations under this Plan or replaces the Participant’s outstanding Stock Options and Stock Appreciation Rights with stock options and stock appreciation rights having substantially the same value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Stock Options and Stock Appreciation Rights immediately prior to the Change in Control (collectively, an “Equitable Assumption or Replacement”), then such

Awards or their replacement awards shall become immediately exercisable in full only if within two years after the Change in Control the Participant’s employment:

(i)                                     is terminated without “Cause”, which for purposes of this Section 5.5 shall mean (x) willful and continued failure to substantially perform the Participant’s duties (other than failure resulting from incapacity due to physical or mental illness) after receipt of a written demand for such performance specifically identifying such failure, or (y) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its successor;

(ii)                                  terminates with “Good Reason”, which for purposes of this Section 5.5 shall mean any material diminution of the Participant’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position or a material increase in the time Participant is required by the Company or its successor to travel), any reduction in salary or in the Participant’s aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Participant’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Participant’s principal work site immediately prior to the Change in Control; or

(iii)                               terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof.

(b)                                 If there is no Equitable Assumption or Replacement, then without any action by the Plan Committee or the Board, each outstanding Stock Option and Stock Appreciation Right granted under the Plan that has not been previously exercised or otherwise lapsed and terminated shall become immediately exercisable in full; provided, however, that the Plan Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that a cash payment shall be made promptly following the Change in Control in lieu of all or any portion of the outstanding Stock Options and Stock Appreciation Rights granted under this Plan.  The amount payable with respect to each share of Common Stock subject to an affected Stock Option and each affected Stock Appreciation Right shall equal the excess of the Fair Market Value of a share of Common Stock immediately prior to such Change in Control over the exercise price of such Stock Option or Stock Appreciation Right.  After such a determination by the Plan Committee, each Stock Option and Stock Appreciation Right, with respect to which a cash payment is to be made shall terminate, and the Participant shall have no further rights thereunder except the right to receive such cash payment.

ARTICLE VI

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

6.1                                 RESTRICTION PERIOD.  At the time an Award of Restricted Stock or Restricted Stock Units is made, the Plan Committee shall establish the terms and conditions applicable to such Award, including the period of time (the “Restriction Period”) during which certain restrictions established by the Plan Committee shall apply to the Award.  The Restriction Period shall not be less than three years, provided, however, that for Awards to non-employee directors of the Company, the terms of the Award may allow for the ratable release of the restrictions over a minimum period of one year. Each such Award, and designated portions of the same Award, may have a different Restriction Period, at the discretion of the Plan Committee. Except as permitted or pursuant to Sections 6.4, 6.5 or 10.7 hereof, the Restriction Period applicable to a particular Award shall not be changed.

6.2                                 RESTRICTED STOCK TERMS AND CONDITIONS.  Restricted Stock shall be represented by a stock certificate registered in the name of the Participant granted such Restricted Stock.  Such Participant shall have the right to enjoy all shareholder rights during the Restriction Period except that:

(a)                                  The Participant shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired.

(b)                                 The Company may either issue shares subject to such restrictive legends and/or stop-transfer instructions as it deems appropriate or provide for retention of custody of the Common Stock during the Restriction Period.

(c)                                  The Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during the Restriction Period, except that it may be transferable by assignment by the Participant to the extent provided in the applicable Restricted Stock Award agreement.

(d)                                 A breach of the terms and conditions established by the Plan Committee with respect to the Restricted Stock shall cause a forfeiture of the Restricted Stock, and any dividends withheld thereon.

(e)                                  Dividends payable in cash or in shares of stock or otherwise may be either currently paid or withheld by the Company for the Participant’s account.  At the discretion of the Plan Committee, interest may be paid on the amount of cash dividends withheld, including cash dividends on stock dividends, at a rate and subject to such terms as determined by the Plan Committee.

Provided, however, and the provisions of Section 6.4 to the contrary notwithstanding, in lieu of the foregoing, the Plan Committee may provide that no shares of Common Stock be issued until the Restriction Period is over and further provide that the shares of Common Stock issued after the Restriction Period has been completed, be issued in escrow and/or be legended and that the Common Stock be subject to restrictions including the forfeiture of all or a part of the shares.

6.3                                 PAYMENT FOR RESTRICTED STOCK.  A Participant shall not be required to make any payment for Restricted Stock unless the Plan Committee so requires.

6.4                                 FORFEITURE PROVISIONS.  Subject to Section 6.5, in the event a Participant terminates employment during a Restriction Period for the Participant’s Restricted Stock or Restricted Stock Units, such Awards will be forfeited; provided, however, that the Plan Committee may provide for proration or full payout in the event of (a) a termination of employment because of normal or late retirement, (b) with the consent of the Plan Committee, early retirement or spin-off, (c) death, (d) total and permanent disability, as determined by the Plan Committee, (e) with the consent of the Plan Committee, termination of employment after 15 years of employment with the Company or a Subsidiary or any combination thereof, or (f) in the case of a non-employee director, a departure from the Board following the completion of the director’s term of office, all subject to any other conditions the Plan Committee may determine. Any Restricted Stock Unit that is not, in all cases, due and payable not later than the 15th day of the third month following the calendar year, or if later, the Company’s fiscal year, in which the Restricted Stock Unit ceases to be subject to a “substantial risk of forfeiture” within the meaning Section 409A of the Code, will be subject to the provisions of Appendix A.

6.5                                 CHANGE IN CONTROL.  In the event of a Change in Control, restrictions on a fraction of each Participant’s outstanding Restricted Stock and Restricted Stock Units granted under the Plan will lapse.  The numerator of such fraction with respect to an Award shall be the number of months that have elapsed in the applicable Restriction Period prior to the Change in Control and the denominator shall be the number of months in such Restriction Period. Distribution of any shares not previously distributed shall be made within ten days after the Change in Control or later if so provided in the applicable Award agreement, a related deferral election or if applicable, Appendix A.

6.6                                 DEFERRAL OF RECEIPT OF RESTRICTED STOCK UNITS.  With the consent of the Plan Committee, a Participant who has been granted a Restricted Stock Unit may by compliance with the then applicable procedures under the Plan irrevocably elect in writing to defer receipt of all or any part of any distribution associated with that Award.  The terms and conditions of any such deferral, including but not limited to, the period of time for, and form of, election; the manner and method of payout; the plan and form in which the deferred amount shall be held; the interest equivalent or other payment that shall accrue pending its payout; and the use and form of Dividend Equivalents in respect of stock-based units resulting from such deferral, shall be as determined by the Plan Committee.  The Plan Committee may, at any time and from time to time, but prospectively only, amend, modify, change, suspend or cancel any and all of the rights, procedures, mechanics and timing parameters relating to such deferrals. An election made prior to December 31, 2008 to defer receipt of any distribution associated with a Restricted Stock Unit relating to a Restriction Period ending after December 31, 2004 is subject to the provisions of Appendix A.

ARTICLE VII

SHARES OF STOCK SUBJECT TO THE PLAN; MAXIMUM AWARDS

7.1                                 SHARES AVAILABLE.  Subject to the other provisions of this Article VII, the total number of shares available for grant as Awards pursuant to the Plan shall not exceed in the aggregate 81,000,000 shares of Common Stock.  (This limit includes the 44,000,000 shares that were originally made available under this Plan.)  Solely for the purpose of applying the limitation in the preceding sentence and subject to the replenishment and adjustment provisions of Sections 7.2 and 7.3 below:

(a)                                  each Award granted under this Plan prior to May 19, 2004 (the date the Plan was last approved by shareholders) shall reduce the number of shares available for grant by one share for every one share granted;

(b)                                 each Stock Option or Stock Appreciation Right granted under this Plan on or after May 19, 2004 shall reduce the number of shares available for grant by one share for every one share granted;

(c)                                  each Award granted under this Plan on or after May 19, 2004 that may result in the issuance of Common Stock, other than a Stock Option, Stock Appreciation Right, or Dividend Equivalent, shall reduce the number of shares available for grant by two shares for every one share granted;

(d)                                 each Dividend Equivalent that the Corporation has determined may result in the issuance of Common Stock shall reduce the number of shares available for grant by two shares for every share that would be issuable if the accumulated value of the Dividend Equivalent were converted into Common Stock at Fair Market Value, but such reduction shall only occur if the corresponding dividends payable to shareholders were paid in cash; and

(e)                                  if Awards are granted in tandem, so that only one of the Awards may actually be exercised, only the Award that results in the greater reduction in the number of shares available for grant shall result in a reduction of the shares so available, and the other Award shall be disregarded.

Shares available for grant under the Plan may be authorized and unissued shares, treasury shares held by the Company or shares purchased or held by the Company or a Subsidiary for purposes of the Plan, or any combination thereof.  Shares issued upon assumption or conversion of outstanding stock-based awards granted by an acquired company shall be disregarded in applying the limitation set forth in this Section 7.1.

7.2                                 SHARES AGAIN AVAILABLE.  In the event all or any portion of an Award is forfeited or cancelled, expires, is settled for cash, or otherwise does not result in the issuance of all or a portion of the shares subject to the Award in connection with the exercise or settlement of such Award, the number of shares not issued that were deducted for such Award pursuant to Section 7.1 above shall be restored and may again be used for Awards under the Plan. If a Participant uses shares of Common Stock to pay a purchase or exercise price or tax withholding, either by having the Company withhold shares or tendering shares (either actually or by attestation), an equal number of such shares shall be restored and may again be used for Awards under the Plan.  In addition, shares may be reacquired on the open market by the Company using the Cash Proceeds received by the Company from the exercise on or after May 19, 2004 of Stock Options granted under the Plan to restore an equal number of shares that may again be used for Awards under the Plan; provided, however, that the number of shares so restored does not exceed the number that could be purchased at Fair Market Value with the Cash Proceeds on the date of exercise of the Stock Option giving rise to such Cash Proceeds.

If one of the events described in the first sentence of the preceding paragraph occurs with respect to an award that was granted under a Prior Plan (as defined in Section 10.11) but was outstanding on May 19, 2004, the total number of shares available for grant under this Plan shall be increased by one share for each share subject to that award that is not issued.

Notwithstanding anything in this Section 7.2 to the contrary and solely for purposes of determining whether shares are available for the issuance of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any shares restored pursuant to this Section 7.2 that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate the maximum aggregate number of shares that may be issued.

7.3                                 RELEVANT CHANGE ADJUSTMENTS.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123 (revised 2004)) other than: (1) any distribution of securities or other property by the Company to shareholders in a spin-off or split-up that does not qualify as a tax-free spin-off or split-up under Section 355 of the Code (or any successor provision of the Code); or (2) any cash dividend (including extraordinary cash dividends), appropriate adjustments in the number of shares available for grant and in any outstanding Awards, including adjustments in the size of the Award and in the exercise price per share of Stock Options and Stock Appreciation Rights, shall be made by the Plan Committee to give effect to such equity restructuring to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. No such adjustment shall be required to reflect the events described in clauses (1) and (2) above, or any other change in capitalization that does not constitute an equity restructuring, however such adjustment may be made: (x) if necessary to comply with Section 409A of the Code, the adjustment qualifies as a substitution or assumption under Treasury Regulation Section 1.424-1; and (y) the Plan Committee affirmatively determines, in its discretion, that such an adjustment is appropriate.

7.4                                 MAXIMUM PER PARTICIPANT AWARD.  During any consecutive thirty-six month period, no Participant may receive Awards that, in the aggregate, could result in that Participant receiving, earning or acquiring, subject to the adjustments described in Section 7.3:

(a)                                  Stock Options and Stock Appreciation Rights for, in the aggregate, more than 4,000,000 shares of Common Stock;

(b)                                 Performance Shares, Restricted Stock and Restricted Stock Units for, in the aggregate, more than 700,000 shares of Common Stock;

(c)                                  A number of Dividend Equivalents greater than the number of shares of Common Stock the Participant could receive, earn or acquire in connection with the related stock-based Awards granted to the Participant; and

(d)                                 Performance Units with a value exceeding $15,000,000.

In addition, during any consecutive thirty-six month period, no Participant who is a non-employee director may receive Awards that, in the aggregate, could result in that Participant receiving, earning or acquiring, subject to the adjustments described in Section 7.3, more than 75,000 shares of Common Stock.  For purposes of applying the limits described in this Section 7.4, if Awards subject to the same limit are granted in tandem, so that only one of the Awards may actually be exercised, only one of the Awards shall be counted.

ARTICLE VIII

ADMINISTRATION

8.1                                 PLAN COMMITTEE.  The Plan will be administered by a committee of two or more members of the Compensation Committee of the Board who are appointed from time to time by the Board and who are outside, independent Board members who, in the judgment of the Board, are qualified to administer the Plan as contemplated by (a) Rule 16b-3 of the Securities and Exchange Act of 1934 (or any successor rule), (b) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (c) any rules and regulations of a stock exchange on which Common Stock is traded.  Any member of the committee administering the Plan who does not satisfy or ceases to satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by such committee.  The Board may, at any time and in its complete discretion, remove any member of such committee and may fill any vacancy on such committee.

8.2                                 POWERS.  The Plan Committee shall have and exercise all of the powers and responsibilities granted expressly or by implication to it by the provisions of the Plan.  Subject to and as limited by such provisions, the Plan Committee may from time to time enact, amend and rescind such rules, regulations and procedures with respect to the administration of the Plan as it deems appropriate or convenient.

8.3                                 INTERPRETATION.  All questions arising under the Plan, any Award agreement, or any rule, regulation or procedure adopted by the Plan Committee shall be determined by the Plan Committee, and its determination thereof shall be conclusive and binding upon all parties.

8.4                                 COMMITTEE PROCEDURE.  Any action required or permitted to be taken by the Plan Committee under the Plan shall require the affirmative vote of a majority of a quorum of the members of the Plan Committee.  A majority of all members of the Plan Committee shall constitute a “quorum” for Plan Committee business. The Plan Committee may act by written determination instead of by affirmative vote at a meeting, provided that any written determination shall be signed by all members of the Plan Committee, and any such written determination shall be as fully effective as a majority vote of a quorum at a meeting.

8.5                                 DELEGATION.  The Plan Committee may delegate all or any part of its authority under the Plan to a subcommittee of directors and/or officers of the Company for purposes of determining and administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act.

ARTICLE IX

REDUCTION IN AWARDS

9.1                                 WHEN APPLICABLE.  Anything in this Plan to the contrary notwithstanding, the provisions of this Article IX shall apply to a Participant if an independent auditor selected by the Plan Committee (the “Auditor”) determines that each of (a) and (b) below are applicable.

(a)                                  Payments or distributions hereunder, determined without application of this Article IX, either alone or together with other payments in the nature of compensation to the Participant which are contingent on a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or otherwise (but after any elimination or reduction of such payments under the terms of the Company’s Officer Income Continuance Policy Statement, as amended), would result in any portion of the payments hereunder being subject to an excise tax on excess parachute payments imposed under Section 4999 of the Code.

(b)                                 The excise tax imposed on the Participant under Section 4999 of the Code on excess parachute payments, from whatever source, would result in a lesser net aggregate present value of payments and distributions to the Participant (after subtraction of the excise tax) than if payments and distributions to the Participant were reduced to the maximum amount that could be made without incurring the excise tax.

9.2                                 REDUCED AMOUNT.  Under this Article IX the payments and distributions under this Plan shall be reduced (but not below zero) so that the present value of such payments and distributions shall equal the Reduced Amount. The “Reduced Amount” (which may be zero) shall be an amount expressed in present value which maximizes the aggregate present value of payments and distributions under this Plan which can be made without causing any such payment to be subject to the excise tax under Section 4999 of the Code. The determinations and reductions under this Section 9.2 shall be made after eliminations or reductions, if any, have been made under the Company’s Officer Income Continuance Policy Statement, as amended.

9.3                                 PROCEDURE.  If the Auditor determines that this Article IX is applicable to a Participant, it shall so advise the Plan Committee in writing. The Plan Committee shall then promptly give the Participant notice to that effect together with a copy of the detailed calculation supporting such determination which shall include a statement of the Reduced Amount. Such notice shall also include a description of which and how much of the Awards shall be eliminated or reduced (as long as their aggregate present value equals the Reduced Amount). For purposes of this Article IX, Awards shall be reduced in the following order: (1) Stock Options with an exercise price above the then Fair Market Value of a share of Common Stock that have a positive value for purposes of Section 280G of the Code, as determined under applicable IRS guidance; (2) pro rata among Awards that constitute deferred compensation subject to Section 409A of the Code; and (3) if a further reduction is necessary to reach the Reduced Amount, among the Awards that are not subject to Section 409A of the Code. Present value shall be determined in accordance with Section 280G of the Code. All the foregoing determinations made by the Auditor under this Article IX shall be made as promptly as practicable after it is determined that excess parachute payments (as defined in Section 280G of the Code) will be made to the Participant if an elimination or reduction is not made. As promptly as practicable, the Company shall provide to or for the benefit of the Participant such amounts and shares as are then due to the Participant under this Plan and shall promptly provide to or for the benefit of the Participant in the future such amounts and shares as become due to the Participant under this Plan.

9.4                                 CORRECTIONS.  As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Auditor hereunder, it is possible that payments or distributions under this Plan will have been made which should not have been made (“Overpayment”) or that additional payments or distributions which will have not been made could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditor believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that the Auditor, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

9.5                                 NON-CASH BENEFITS.  In making its determination under this Article IX, the value of any non-cash benefit shall be determined by the Auditor in accordance with the principles of Section 280G(d)(3) of the Code.

9.6                                 DETERMINATIONS BINDING.  All determinations made by the Auditor under this Article IX shall be binding upon the Company, the Plan Committee and the Participant.

ARTICLE X

GENERAL PROVISIONS

10.1                           AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time amend, suspend, discontinue or terminate the Plan (including the making of any necessary enabling, conforming and procedural amendments to the Plan to authorize and implement the granting of Incentive Stock Options or other income tax preferred stock options which may be authorized by federal law subsequent to the effective date of this Plan); provided, however, that no amendment by the Board shall, without further approval of the shareholders of the Company, increase the total number of shares of Common Stock which may be made subject to the Plan, except as provided at Section 7.3 hereof, or make any other change for which shareholder approval is required by law or under the applicable rules of the New York Stock Exchange.  No action taken pursuant to this Section 10.1 of the Plan shall, without the consent of the Participant, adversely affect any Awards which have been previously granted to a Participant except pursuant to Section 10.5 of the Plan.

10.2                           NON-ALIENATION OF RIGHTS AND BENEFITS.  Except as expressly provided herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit. If any Participant or beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder (other than as expressly provided herein), then such right or benefit shall, in the sole discretion of the Plan Committee, cease and in such event the Company may hold or apply the same or any or no part thereof for the benefit of the Participant or beneficiary, his/her spouse, children or other dependents or any of them in any such manner and in such proportion as the Plan Committee in its sole discretion may deem proper.

10.3                           NO RIGHTS AS SHAREHOLDER.  The granting of Awards under the Plan shall not entitle a Participant or any other person succeeding to his/her rights, to any dividend, voting or other right as a shareholder of the Company unless and until the issuance of a stock certificate to the Participant or such other person pursuant to the provisions of the Plan and then only subsequent to the date of issuance thereof.

10.4                           LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY.  As illustrative only of the limitations of liability or obligation of the Company and not intended to be exhaustive thereof, nothing in the Plan shall be construed:

(a)	to give any employee of the Company any right to be granted any Award other than at the sole discretion of the Plan Committee;

(b)	to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c)	to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or

(d)

to be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.

Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement or the Plan Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

10.5                           GOVERNMENT REGULATIONS.  Notwithstanding any other provisions of the Plan seemingly to the contrary, the obligation of the Company with respect to Awards granted under the Plan shall at all times be subject to any and all applicable laws, rules and regulations and such approvals by any government agencies as may be required or deemed by the Board or Plan Committee as reasonably necessary or appropriate for the protection of the Company.

In connection with any sale, issuance or transfer hereunder, the Participant acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel of the Company that the shares are being acquired for investment and not with a view to resale or distribution thereof and assurances in respect of such other matters as the Company may deem desirable to assure compliance with all applicable legal requirements.

10.6                           NON-EXCLUSIVITY OF THE PLAN.  Neither the adoption of the Plan by the Board nor the submission of the Plan to shareholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary now has lawfully put into effect, including, without limitation, any retirement, pension, savings, profit sharing or stock purchase plan, insurance, death and disability benefits, and executive short term incentive plans.

10.7                           REORGANIZATION.  In case the Company is merged or consolidated with another corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization or liquidation of the Company (for purposes hereof any such occurrence being referred to as an “Event”), the Plan Committee or a comparable committee of any corporation assuming the obligations of the Company hereunder, shall either:

(a)                                  make appropriate provision for the protection of any outstanding stock-based Awards granted thereunder by the substitution on an equitable basis of appropriate stock, stock units, stock options or stock appreciation rights of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the Awards.  Stock to be issued pursuant to such substitute awards shall be limited so that the excess of the aggregate fair market value of the shares subject to such substitute awards immediately after such substitution over the purchase price thereof (if any) is not more than the excess of the aggregate fair market value of the shares subject to such substitute awards immediately before such substitution over the purchase price thereof (if any); or

(b)                                 upon written notice to the Participant, declare that all Performance Awards granted to the Participant are deemed earned, that the Restriction Period of all Restricted Stock and Restricted Stock Units has been eliminated and that all outstanding Stock Options and Stock Appreciation Rights shall accelerate and become exercisable in full but that all outstanding Stock Options and Stock Appreciation Rights, whether or not exercisable prior to such acceleration, must be exercised within the period of time set forth in such notice or they will terminate.  In connection with any declaration pursuant to this Section 10.7(b), the Plan Committee may, but shall not be obligated to, cause a cash payment to be made to each Participant who holds a Stock Option or Stock Appreciation Right that is terminated in an amount equal to the product obtained by multiplying (x) the amount (if any) by which the Event Proceeds Per Share (as hereinafter defined) exceeds the exercise price per share covered by such Stock Option times (y) the number of shares of Common Stock covered by such Stock Option or Stock Appreciation Right.  For purposes of this Section 10.7(b), “Event Proceeds Per Share” shall mean the cash plus the fair market value, as determined in good faith by the Plan Committee, of the non-cash consideration to be received per share by the shareholders of the Company upon the occurrence of the Event.

10.8                           WITHHOLDING TAXES, ETC.  All distributions under the Plan shall be subject to any required withholding taxes and other withholdings and, in case of distributions in Common Stock, the Participant or other recipient may, as a condition precedent to the delivery of Common Stock, be required to pay to his/her participating employer the excess, if any, of the amount of required withholding over the withholdings, if any, from any distributions in cash under the Plan.  All or a portion of such payment may, in the discretion of the Plan Committee and upon the election of the Participant, be made (a) by withholding from shares that would otherwise be delivered to the Participant a number of shares sufficient to satisfy the remaining required tax withholding or (b) by tendering (either actually or by attestation) owned and unencumbered shares of Common Stock acceptable to the Plan Committee and having a Fair Market Value on the date of tender equal to or less than the remaining required tax withholding.  No distribution under the Plan shall be made in fractional shares of Common Stock, but the proportional market value thereof shall be paid in cash.

10.9                           GENERAL RESTRICTION.  Each Award shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such option and/or right upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with the granting of such Award or the issue or purchase of shares respectively thereunder, such Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

10.10                     USE OF PROCEEDS.  The proceeds derived by the Company from the sale of the stock pursuant to Awards granted under the Plan shall constitute general funds of the Company.

10.11                     PRIOR PLANS.  Notwithstanding the adoption of this Plan by the Board, the Company’s Executive Long Term Incentive Plan of 1981 and the Director Stock Option Plan of 1995, as the same have been amended from time to time (the “Prior Plans”), shall remain in effect, and all grants and awards heretofore made under the Prior

Plans shall be governed by the terms of the Prior Plans. The Plan Committee shall not, however, make any additional grants pursuant to the Prior Plans.

10.12                     DURATION OF PLAN.  This Plan shall remain in effect until the earliest of the following events occurs: (a) distribution of all shares of Common Stock subject to the Plan, (b) termination of this Plan pursuant to Section 10.1 hereof, or (c) May 19, 2014; provided, however, that Awards made before the termination or expiration of this Plan may be exercised, vested, settled or otherwise effectuated after such date in accordance with the terms of such Awards.

10.13                     SEVERABILITY.  In the event any provision of this Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.14                     GOVERNING LAW.  To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Minnesota and construed accordingly.

10.15                     HEADINGS.  The headings of the Articles and their subparts in this Plan are for convenience of reading only and are not meant to be of substantive significance and shall not add to or detract from the meaning of such Article or subpart to which it refers.

10.16                     STOCK CERTIFICATES.  Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Stock is traded.

APPENDIX A

A-1                            PURPOSE AND EFFECT. This Appendix A to the Target Corporation Long-Term Incentive Plan modifies the terms of any deferred Performance Award and any Restricted Stock Unit that is subject to Section 409A of the Code that was awarded prior to December 31, 2008 and that is paid or payable after December 31, 2008. The provisions of this Appendix A will supersede any inconsistent terms of any award that is covered by this Appendix A. Awards covered by this Appendix A (collectively referred to herein as “Appendix A Awards”) include:

(a)          Any Performance Award deferred prior to December 31, 2008 for a Performance Period ending after December 31, 2004 (“Deferred Performance Share Unit”);

(b)         Any Restricted Stock Unit (other than a Deferred Restricted Stock Unit defined below) for which distribution is not, in all cases, due and payable not later than the 15th day of the third month following the calendar year, or if later, the Company’s fiscal year, in which the Restricted Stock Unit ceases to be subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code; and

(c)          Any Restricted Stock Unit relating to a Restriction Period ending after December 31, 2004 for which an election was made prior to December 31, 2008 to defer receipt of any distribution associated with such Restricted Stock Unit (“Deferred Restricted Stock Unit”).

A-2                            DEFINITIONS. The capitalized terms in this Addendum that are not defined below, shall have the same meaning as in the Agreement, or, if not defined in the Agreement, as defined in the Plan.

(a)          Company. For purposes of this Addendum, Company includes any person that would be treated as a single employer with the Company under Section 414(b) or 414(c) of the Code.

(b)         Disabled. An employee Participant will be Disabled if, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, Participant (i) is unable to engage in any substantial gainful activity or (ii) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. An employee Participant will be deemed to be Disabled if he or she is determined to be totally disabled by the Social Security Administration.

(c)          Termination of Employment. For purposes of determining an employee Participant’s entitlement to payment of an Appendix A Award, “Termination of Employment” means a severance of such Participant’s employment relationship with the Company, for any reason. For purposes of determining when a distribution will be made under Appendix A, a “Termination of Employment” will be deemed to occur if, based on the relevant facts and circumstances to the Participant, the Company and Participant reasonably anticipate that future services to be performed by the Participant for the Company will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. A bona fide leave of absence that is six months or less, or during which an individual retains a reemployment right, will not cause a Termination of Employment. In the case of a leave of absence without a right of reemployment that exceeds the time periods described in this paragraph, a Termination of Employment will be deemed to occur once the leave of absence exceeds six months. Notwithstanding the foregoing, a Termination of Employment shall not occur unless such termination also qualifies as a “separation from service,” as defined under Section 409A of the Code and related guidance thereunder.

(d)         Trust. Trust means the Target Corporation Deferred Compensation Trust, established by agreement dated January 1, 2005, by and between the Company and State Street Bank and Trust Company, as amended, or similar trust agreement.

A-3                            PAYMENT OF EMPLOYEE PARTICIPANT’S RESTRICTED STOCK UNITS. The vested amount of an employee Participant’s Restricted Stock Units and Deferred Restricted Stock Units shall convert to shares of Common Stock and shall be issued to or on behalf of the Participant upon the earlier of the following:

(a)          the employee Participant’s death;

(b)         the date the employee Participant becomes Disabled;

(c)          for a Participant’s Deferred Restricted Stock Units, the later of the Vesting Date or the first day of the month next following the date that is six (6) months after the employee Participant’s Termination of Employment; and for a Participant’s Restricted Stock Units that are not Deferred Restricted Stock Units, the earlier of the Vesting Date or the first day of the month next following the date that is six (6) months after the employee Participant’s Termination of Employment; or

(d)         the termination and liquidation of employee Participant’s Restricted Stock Units or Deferred Restricted Stock Units under Section A-7 below.

Payments under Paragraphs (a), (b) and (c) will be made within 90 days of such distribution event and payment on account of Paragraph (d) will be made in accordance with Section A-7.

A-4                            PAYMENT OF NON-EMPLOYEE DIRECTOR PARTICIPANT’S RESTRICTED STOCK UNITS. The vested amount of a non-employee director Participant’s Restricted Stock Units shall convert to shares of Common Stock and shall be issued to or on behalf of the Participant upon the earlier of the following:

(a) the date of the Participant’s death; or

(b) the date the non-employee director Participant ceases to be a member of the Board of Directors of the Company, provided the Participant has ceased all contractual relationships as an independent contractor with the Company and has experienced a “separation from service” under Section 409A of the Code, provided further, if the Participant is a “specified employee,” as defined under Section 409A of the Code, on the date of his or her separation from service, payment will be suspended for six (6) months following the Participant’s separation from service, or, if earlier, until the Participant’s death.

A-5                            PAYMENT OF DEFERRED PERFORMANCE AWARD.  The vested amount of the percentage of a Participant’s Deferred Performance Share Units shall convert to shares of Common Stock and shall be issued to or on behalf of a Participant as soon as practicable, but not more than 90 days, after the later of the following:

(a) the end of the Performance Period; or

(b) the first of the following events to occur:

(1)	the Participant’s death;
(2)	the date the Participant becomes Disabled;
(3)	the first day of the month next following the date that is six (6) months after the Participant’s Termination of Employment;
(4)	the fixed distribution date, if any, designated by the Participant pursuant to a written distribution election made in accordance with Plan procedures; or
(5)	the termination and liquidation of the Participant’s Deferred Performance Share units under Section A-7 below.

A-6                            FUNDING UPON A CHANGE IN CONTROL. In the event a Change in Control causes the Trust to be funded, the Company shall:

(a)                                  determine the amount of the Company’s obligation to Participants who are entitled to a distribution of Appendix A Awards, by multiplying the number of Units earned as of the Change in Control by the Fair Market Value of one share of Common Stock on the date of the Change in Control;

(b)                                 credit the amounts determined in paragraph (a) to a bookkeeping account in the name of each applicable Participant;

(c)                                on and after the date of the Change in Control, credit to such bookkeeping accounts investment earnings at an annual rate equal to the sum of the 10-Year United States Treasury Note rate plus 2%.  The 10-Year United States Treasury Note rate will be determined on the date of the Change in Control, or if no such rate is available on that date, the immediately preceding date such rate is available, and such rate will be reset each calendar quarter as necessary; and

(d)                                 transfer cash or other property to the Trust as provided under the Trust.  Such transfer shall be made to the extent permitted by, subject to, and in accordance with, the terms of the Trust.

A-7                            AWARD TERMINATION AND LIQUIDATION ON ACCOUNT OF A CHANGE IN CONTROL.  Upon a Change in Control the Appendix A Awards will terminate and payment of all amounts under such Awards will be accelerated if and to the extent provided in this Section A-7.

(a)       The Appendix A Awards will be terminated effective as of the first date on which there has occurred both (i) a Change in Control under Section 2.4(a) and (ii) a funding of the Trust on account of such Change in Control (referred to herein as the “Appendix A termination effective date”) unless, prior to such Appendix A termination effective date the Board affirmatively determines that the Appendix A Awards will not be terminated as of such effective date. The Board will be deemed to have taken action to irrevocably terminate the Appendix A Awards as of the Appendix A termination effective date by its failure to affirmatively determine that the Appendix A Awards will not terminate as of such date.

(b)      The determination by the Board under paragraph (a) constitutes a determination that such termination will satisfy the requirements of Section 409A of the Code, including an agreement by the Company that it will take such additional action or refrain from taking such action as may be necessary to satisfy the requirements necessary to terminate and liquidate the Appendix A Awards under paragraph (c) below.

(c)          In the event the Board does not affirmatively determine not to terminate the Appendix A Awards as provided in paragraph (a), such termination shall be subject to either (1) or (2) as follows:

1.               If the Change in Control qualifies as a “change in control event” under Section 409A of the Code, payment of all Appendix A Awards will be accelerated and made in a lump sum as soon as administratively practicable but not more than 90 days following the Appendix A termination effective date, provided the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) have been satisfied.

2.               If the Change in Control does not qualify as a “change in control event” for purposes of Section 409A of the Code, payment of all Appendix A Awards will be accelerated and made in a lump sum as soon as administratively practicable but not more than 60 days following the 12 month anniversary of the Appendix A termination effective date, provided, the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) have been satisfied.

A-8                          LIMITATIONS ON TRANSFER. Awards subject to this Appendix A may not be assigned or transferred by a Participant during their lifetime, other than to a former spouse incident to divorce if and to the extent required by a qualified domestic relations order and permitted under the terms of the applicable Award agreement, and the Awards shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or hypothecation, execution, attachment or similar process. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, hypothecate, charge or otherwise dispose of an Award in a manner contrary to the provisions hereof, and the levy of any attachment or similar process upon the awards, shall be null and void.